ARTICLES OF INCORPORATION
OF
MULTI SOLUTIONS (FLORIDA), INC.

The undersigned incorporator hereby forms a corporation under Chapter 607 of the laws of the State of Florida.

ARTICLE I - Name

The name of the corporation is MULTI SOLUTIONS (FLORIDA), INC. (the "Corporation").

ARTICLE II - Purpose

The Corporation is organized for the purposes of transacting any or all lawful business for which corporations may be organized under the laws of the United States and the laws of the State of Florida.

ARTICLE III - Capital Stock

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and Fifty Million (50,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Florida Business Corporation Act (the "Act"). The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE IV - Registered Office and Agent

The name of the initial registered agent of the Corporation and the street address of the initial registered office of the Corporation is:

Registered Agents of Florida, LLC
100 S.E. 2nd Street, Suite 2900
Miami, Florida 33131

ARTICLE V - Corporate Mailing Address

The principal office and mailing address of the Corporation is:

100 S.E. 2nd Street, 32nd Floor
Miami, Florida 33131

ARTICLE VI - Incorporator

The name and address of the incorporator of the Corporation is as follows:

Charles J. Rennert
100 S.E. 2nd Street, 29th Floor
Miami, Florida 33131

ARTICLE VII - Powers

The Corporation shall have all of the corporate powers enumerated under Florida law.

ARTICLE IX - Director-Conflicts of Interest

No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of its directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

(a)
The fact of such relationship or interest is disclosed or known to the Board of Directors, or duly empowered committee thereof, which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the vote or votes of such interested director; or

(b)	The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

(c)	The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, committee or the shareholders.

A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the full extent and subject only to the limitations and provisions of the laws of the State of Florida and the laws of the United States.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE X - No Anti-Takeover Law Governance

The Corporation shall not be governed by Sections 607.0901 or 607.0902 of the Florida Business Corporation Act or any laws related thereto.

ARTICLE XI - Indemnification

The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

The undersigned has executed these Articles of Incorporation on September 21, 2011.

/s/ Charles J. Rennert
Charles J. Rennert, Incorporator

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE
FOR THE SERVICE OF PROCESS WITHIN THIS STATE,
NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.

Pursuant to Chapter 48.091, Florida Statutes, the following is submitted:

That MULTI SOLUTIONS (FLORIDA), INC., desiring to organize under the laws of the State of Florida with its initial registered office, as indicated in the Articles of Incorporation, at 100 S.E. 2nd Street, Suite 2900, Miami, Florida 33131, has named Registered Agents of Florida, LLC as its agent to accept service of process within this state.

ACCEPTANCE OF REGISTERED AGENT

Having been named to accept service of process for MULTI SOLUTIONS (FLORIDA), INC., at the place designated in the Articles of Incorporation, the undersigned agrees to act in this capacity, and agrees to comply with the provisions of Section 607.0505, Florida Statutes, relative to keeping open such office until such time as it shall notify the Corporation of its resignation.

Dated: September 21, 2011.

REGISTERED AGENTS OF FLORIDA, LLC

By: /s/ Charles J. Rennert
            Name: Charles J. Rennert
Title: Vice President